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                                                                  Exhibit 99.1


FOR IMMEDIATE RELEASE:  June 16, 2003
CONTACT:  Don Smith
          724-352-7520


           SYLVAN INC. ANNOUNCES WITHDRAWAL OF INDICATION OF INTEREST

Saxonburg, PA - June 16, 2003: Sylvan Inc. (NASDAQ: SYLN) today announced that the nonbinding indication of interest to acquire shares of Sylvan's common stock for $11.00 per share, that was submitted to the company by a group of Sylvan Inc. senior officers and private investors on April 16, 2003, has been withdrawn. The special committee of Sylvan's directors established by the board of directors of Sylvan to evaluate this indication of interest is continuing to evaluate the alternatives for Sylvan and its shareholders, including through solicitations of interest from third parties in a potential transaction. No assurances can be given that any such transaction will be entered into or regarding the terms of such transaction, if any.

A leader in fungal technology, Sylvan Inc. is a preeminent worldwide producer and distributor of products for the mushroom industry, specializing in spawn (the equivalent of seed for mushrooms) and other spawn-related products and services, and is a major grower of fresh mushrooms in the United States.




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